Exhibit 10.1

A. O. SMITH CORPORATION

SPECIAL RETENTION AWARD AGREEMENT

THIS AGREEMENT, made and entered into this              day of             , 20     by and between A. O. Smith Corporation (hereinafter called the “Company”) and              (hereinafter called “Executive”);

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has adopted the A. O. Smith Corporation Combined Incentive Compensation Plan, as amended and restated February 10, 2009 (hereinafter called the “Plan”) which is administered by the Personnel and Compensation Committee of the Board of Directors (hereinafter called the “Committee”);

WHEREAS, the Executive, upon the terms and conditions herein set forth, is a participant for the fiscal year of the Company commencing January 1, 20    , (hereinafter called the “Plan Year”) under the Plan, the terms and conditions of which Plan are incorporated herein by reference;

WHEREAS, the Company desires to provide an additional incentive to the Executive to remain in the employ of the Company through December 31, 20     to assist the Company in achieving its performance objectives; and

WHEREAS, this Agreement constitutes a separate contract such as is provided for in the Plan;

NOW, THEREFORE, in consideration of the payments herein provided, and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

I.

Award. The Company awards the Executive up to a maximum of              performance-based Restricted Stock Units (also known as phantom stock) which shall vest on January 1, 20     in accordance with the conditions set forth below.

A.

The Executive shall earn the Restricted Stock Units based on the Return on Invested Capital (“ROIC”) as a percentage of the cost of capital during the period January 1, 20     through December 31, 20    . ROIC is calculated by taking net income before after-tax cost of interest divided by total capital including all debt and stockholders’ equity.

(i)	The formula for calculating ROIC as a percentage of the cost of capital is set forth below:

ROIC as % of Cost of Capital =	Average ROIC during January 1, 20 through December 31, 20
Year End 20 Cost of Capital

(ii)	The number of Restricted Stock Units in which the Executive shall vest shall be determined in accordance with the following schedule.

ROIC as % of Cost of Capital	Number of Restricted Units Earned
Less than %	0
%	_____
%	_____
% or more	_____

(iii)

The number of Restricted Stock Units to be vested will be interpolated between points on the table through linear interpolation between __% and __% or between __% and __%, as the case may be, provided that no Restricted Stock Units shall vest if the ROIC as a % of Cost of Capital is less than __%. The number of Restricted Stock Units earned shall be rounded to the nearest whole number.

B.

The determination of the number of Restricted Stock Units that have vested to the Executive shall be made as soon as practical after the vesting date of January 1, 20    . The Executive shall receive Shares of Company stock equal to the number of vested Restricted Stock Units no later than March 15, 20    .

C.

The Executive will be credited with dividend equivalents on those Restricted Stock Units which have vested equal to the amount of cash dividends which were declared on the same number of actual Shares during the period January 1, 20     through the date of delivery of the Shares to the Executive. Equivalent dividends will be credited to Executive’s Deferred Compensation Account in the Non-Qualified Deferred Compensation Plan as soon as the amount of dividends has been determined but no earlier than January 1, 20     and no later than March 15, 20    . If the Executive’s Deferred Compensation Account has been paid in full prior to the time such credit would be otherwise made, he shall receive a cash payment for the equivalent dividends no earlier than January 1, 20     and no later than March 15, 20    .

D.

The calculation of ROIC as a % of Cost of Capital shall be adjusted by the Committee to account for non-reoccurring factors, extraordinary gains or losses, changes in accounting, acquisitions and divestures of more than $10,000,000, stock issuances, stock dividends or stock buybacks in excess of 1,000,000 Shares.

E.

If the Executive ceases to be an employee of the Company prior to December 31, 20     by reason of death, disability, or retirement and has been employed by the Company for at least twelve full months during the three year performance period, the Executive or his beneficiary shall be entitled to receive a pro-rata portion of the Shares based on the period of his employment during the three-year performance period. If the Executive ceases to be an employee of the Company as a result of a “Qualifying Termination”, as that term is defined in the A. O. Smith Corporation Senior Leadership Severance Plan, then this Award shall be treated in accordance with the terms of that plan. If the Executive’s employment with the Company shall be terminated prior to December 31, 20     for any other reason, no Shares shall be payable.

F.

In the event of a “Change in Control” of the Company, as defined in the A. O. Smith Corporation Senior Leadership Severance Plan, then this Award shall be treated in accordance with the provisions of that plan.

II.

Beneficiary. In accordance with the Plan, the Executive, by completing and signing a “Designation of Beneficiary” shall have the right to designate a beneficiary to receive any payment of this Award remaining unpaid at Executive’s death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time by written notice delivered to the Committee or its representative. If no Designation of Beneficiary is made, any amount of this Award remaining unpaid, in whole or in part, at the time of death of the Executive, shall be paid to his legal representative.

III.

Withholding. As to any payment of Shares or cash credited or paid pursuant to this Agreement, the Committee may require that the Executive or his personal representative, as the case may be, agree to any procedure necessary to enable the Company to make adequate income tax withholdings.

IV.

Nonassignability. Neither the Executive nor any of his beneficiaries shall have any right or power to alienate, anticipate, commute, pledge, encumber or assign any right to receive any amount which hereafter may become or at any time be due hereunder, and no attempt to effect any such alienation, anticipation, commutation, pledge, encumbrance or assignment will be recognized, honored or accepted by the Company.

V.

Forfeiture. So long as any portion of this Award remains unpaid or undistributed, the Executive’s right to receive such amount shall be forfeited if the Executive at any time during or after his employment with the Company or its Affiliates shall do any act, or engage directly or indirectly (whether as owner, partner, officer, employee or otherwise)

in the operation or management of any business which, in the judgment of the Company, is detrimental to or in competition with the Company or any of Affiliates.

VI.

Clawback. To the extent permitted by governing law, the Company may under certain circumstances recoup amounts paid to the Executive under this Award Agreement. In the event of a restatement of the Company’s previously issued financial statements as a result of errors, omission, fraud, or noncompliance with any financial reporting requirement under the securities laws, the Committee shall review the facts and circumstances underlying the restatement. After this review, if it is determined that an Award amount was based on the achievement of certain financial results that were the subject of a restatement, the Committee may, in its discretion, require the Executive to reimburse the Company for all or a portion of any Award actually paid to the Executive or, if such Award has been deferred into the Non-Qualified Deferred Compensation Plan, forfeit the Award so deferred. In each such instance, the Company may forfeit (to the extent deferred) or seek to recover (to the extent paid) the amount by which the Executive’s Award amount exceeded the lower amount, if any, that would have been made based on the restated financial results. However, the Company will not seek such recovery where the payment occurred more than three years prior to the date the Company discloses the applicable restatement or for a time period when the Executive was not an “executive officer.” The term “executive officer” has the meaning given that term in Rule 3b-7 under the Securities Exchange Act of 1934 determined as of the date the Company made the payment in respect of the Award. The Company will determine, in its sole discretion (but subject to the direction of the Committee), the method for obtaining reimbursement from the Executive. The Company may forfeit and/or recoup amounts paid in respect of an Award regardless of whether the Executive is still employed by the Company or an affiliate on the date forfeiture and/or reimbursement is required. Forfeiture of or recoupment of amounts paid in respect of an Award does not limit any other remedies that the Company may have.

VII.	Defined Terms. Except as otherwise specifically defined in this Award Agreement, the terms used in this Award Agreement shall have the same meaning as the terms defined in the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Executive has hereunto affixed his hand and seal, the day and year first above written.

A. O. SMITH CORPORATION

By
Chairman and Chief Executive Officer

By
[Executive Name]